Exhibit 99.1

IAA, Inc. Announces Third Quarter Fiscal 2019 Financial Results

Strong Q3 Financial Performance

WESTCHESTER, Ill.--(BUSINESS WIRE)--November 12, 2019--IAA, Inc. (NYSE:IAA) today announced its financial results for the third quarter of fiscal 2019, which ended September 29, 2019.

John Kett, Chief Executive Officer and President, stated, “We are pleased with our third quarter top and bottom line performance. Our strong revenue growth was broad-based across U.S. and International markets and was driven by both higher volumes and higher revenue per vehicle. In our short time as an independent public company, we have made significant progress on our near-term priorities, and we are very focused on driving our longer-term strategic growth initiatives.”

Mr. Kett continued, “As previously noted, we have experienced some shifts in volumes that were and continue to be incorporated in our full-year outlook. We remain confident in our long-term ability to drive strong results by delivering innovative products and technology to buyers and sellers and transforming our business model.”

Key Third Quarter and Year-to-Date Measures:
(Amounts in millions, except per share amounts)
	Quarter Ended September 29, 2019	Quarter Ended September 30, 2018	% Growth	Year to Date Ended September 29, 2019	Year to Date Ended September 30, 2018	% Growth
Revenues[1]	$357.3	$321.1	11.3%	$1,080.9	$991.6	9.0%
Net Income[1]	$41.8	$39.0	7.2%	$147.6	$137.1	7.7%
Adjusted Net Income[1,2]	$47.6	$44.4	7.2%	$166.6	$152.3	9.4%
Diluted EPS[1]	$0.31	$0.29	7.2%	$1.10	$1.02	7.7%
Adjusted Diluted EPS[1,2]	$0.35	$0.33	7.2%	$1.24	$1.13	9.4%
Adjusted EBITDA[1,2]	$99.1	$87.6	13.1%	$312.3	$287.3	8.7%

[1]Revenues and Adjusted EBITDA includes $3.6 million and Net Income and Adjusted Net Income includes $2.7 million, or $0.02 per diluted share, related to a non-cash adjustment for certain revenue agreements.

[2]For all non-GAAP financial measures, please refer to the accompanying financial tables for additional information and a reconciliation of these adjusted measures to their most comparable U.S. GAAP financial measures. We have changed our definition of these adjusted metrics from those previously presented in our Form 10 filed with the SEC on June 13, 2019. For a description of the current definitions, please refer to the “Note Regarding Non-GAAP Financial Information” that precedes the reconciliation tables at the end of this press release.

Highlights for the Third Quarter Ended September 29, 2019:

  Consolidated revenues increased 11.3% to $357.3 million from $321.1 million in the third quarter of fiscal 2018. Third quarter revenue includes $3.6 million related to a non-cash adjustment for certain revenue agreements and $1.9 million of revenue from DDI, which was acquired on July 31. Unfavorable currency movements impacted revenue by $0.7 million. Excluding the impact of these items, organic revenue growth was 9.8%, consisting of increased volumes of approximately 4.8% and higher revenue per vehicle of approximately 5.0%. U.S. revenues increased 11.1% to $318.1 million from $286.4 million in the prior year period, due to an increase in both volume and revenue per unit. International revenues increased 13.0% to $39.2 million from $34.7 million in the prior year period. The increase in international revenues was primarily due to an increase in volume, as well as a higher mix of purchased vehicles. Total purchased vehicle revenue increased by $2.9 million, or 10.5%, to $30.3 million, compared to $27.4 million in the prior year period.
  Gross profit, which is defined as total consolidated revenues minus cost of services, and exclusive of depreciation and amortization, increased by 14.7% to $136.0 million from $118.6 million in the third quarter of fiscal 2018. The increase in gross profit was primarily due to the increase in revenues, which was partially offset by an increase in our cost of services. Gross margin in the quarter increased by 110 basis points versus the prior year to 38.1%. Excluding the benefit of the $3.6 million non-cash adjustment for certain revenue agreements, gross margin was 37.4%.
  SG&A expenses increased by 22.7% to $38.9 million from $31.7 million in the third quarter of fiscal 2018. Adjusted SG&A expenses in the third quarter of 2019, which exclude $0.8 million of expenses related to the Company’s spin-off from KAR Auction Services and $1.2 million related to other items, were $36.9 million, an increase of 19.8% compared to Adjusted SG&A expenses of $30.8 million in the prior year period. Adjusted SG&A expenses in the third quarter of fiscal 2018 exclude $0.9 million of expenses related to the Company’s separation from KAR Auction Services. SG&A expenses and Adjusted SG&A expenses increased primarily due to additional public company costs.
  Interest expense was $17.5 million compared to $9.6 million in the third quarter of fiscal 2018, with the increase primarily driven by a higher debt balance resulting from our new capital structure following the separation from KAR Auction Services.
  The effective tax rate was 27.3% versus 26.4% in the third quarter of fiscal 2018.
  Net income increased by 7.2% to $41.8 million, or $0.31 per diluted share, compared to $39.0 million, or $0.29 per diluted share, in the third quarter of fiscal 2018. Adjusted net income increased by 7.2% to $47.6 million, or $0.35 per diluted share, compared to $44.4 million, or $0.33 per diluted share, in the third quarter of fiscal 2018.
  Adjusted EBITDA increased by 13.1% to $99.1 million from $87.6 million in the third quarter of fiscal 2018, primarily due to the increase in revenues, partially offset by an increase in cost of services and higher SG&A expenses. Adjusted EBITDA includes $3.6 million related to a non-cash adjustment for certain revenue agreements, unfavorable currency of $0.1 million and a loss from the DDI acquisition of $0.4 million. Excluding these items, organic Adjusted EBITDA was $96.0 million, an increase of 9.5% over the prior year.

Additional Highlights for the Year to Date Ended September 29, 2019:

  Consolidated revenues increased 9.0% to $1.08 billion from $991.6 million in the prior year period. Year-to-date revenue includes $3.6 million related to a non-cash adjustment for certain revenue agreements and $1.9 million of revenue from DDI. Unfavorable currency impacted revenue by $4.8 million. Excluding the impact of these items, organic revenue growth was 8.9%, consisting of increased volumes of approximately 3.7% and higher revenue per vehicle of approximately 5.2%. U.S. revenues increased 7.1% to $952.9 million from $889.9 million in the prior year period, due to higher volume and revenue per unit. International revenues increased 25.9% to $128.0 million from $101.7 million in the prior year period. The significant increase in revenues for our international business was primarily due to a higher mix of purchased vehicles as well as an increase in volume and revenue per unit. Total purchased vehicle revenue increased by $21.2 million, or 27.4%, to $98.6 million, from $77.4 million in the prior year.
  Gross profit increased by 8.4% to $413.5 million from $381.3 million in the prior year period, primarily due to the increase in revenues, which was partially offset by an increase in our cost of services. The increase in cost of services was primarily due to a higher mix of purchased vehicles in our international business as well as an increase in occupancy costs, which resulted in a gross margin decline of 20 basis points to 38.3% for the nine months ended September 29, 2019 versus the prior year. Excluding the benefit of the $3.6 million non-cash adjustment to certain revenue agreements, gross margin was 38.0%.
  SG&A expenses increased by 11.1% to $106.2 million from $95.6 million in the prior year period. Adjusted SG&A expenses, which exclude $3.3 million of expenses related to the Company’s separation from KAR Auction Services and $1.8 million of other items, were $101.1 million, an increase of 7.9% compared to Adjusted SG&A expenses of $93.7 million in the prior year period. Adjusted SG&A expenses for the nine months ended September 30, 2018 exclude $1.9 million of costs related to the Company’s separation from KAR Auction Services. SG&A expenses and Adjusted SG&A expenses increased primarily due to additional public company costs.
  Interest expense was $39.1 million compared to $28.9 million in the prior year period, with the increase primarily driven by a higher debt balance resulting from our new capital structure following the separation from KAR Auction Services.
  The effective tax rate was 27.0% versus 25.7% in the prior year period.
  Net income increased by 7.7% to $147.6 million, or $1.10 per diluted share, compared to $137.1 million, or $1.02 per diluted share, in the prior year period. Adjusted net income increased by 9.4% to $166.6 million, or $1.24 per diluted share, compared to $152.3 million, or $1.13 per diluted share, in the prior year period.
  Adjusted EBITDA increased by 8.7% to $312.3 million from $287.3 million in the prior year period, primarily due to revenue growth, partially offset by an increase in cost of services, and higher SG&A expenses. Adjusted EBITDA includes $3.6 million related to a non-cash adjustment for certain revenue agreements, unfavorable currency of $1.0 million and a loss from the DDI acquisition of $0.4 million. Excluding these items, organic Adjusted EBITDA was $310.1 million, an increase of 7.9% over the prior year.

Other Financial Highlights as of September 29, 2019:

  Net Debt: $1.27 Billion
  Leverage Ratio: 3.1x
  Year to date Net Cash Provided by Operating Activities: $249.6 Million
  Year to date Free Cash Flow: $193.2 Million
  Vehicle inventory growth: 0.7%

Leverage Ratio is defined as Net Debt divided by LTM Adjusted EBITDA. Please refer to the accompanying financial tables for a reconciliation of these adjusted measures to U.S. GAAP.

Fiscal 2019 Outlook:
For fiscal 2019 the Company now expects:

  Consolidated revenues to grow organically within a range of 7.0% - 7.5% from fiscal 2018 consolidated revenues of $1.3 billion. This compares to the previously provided consolidated organic revenue growth range of 5.0% - 7.0%.
  Adjusted EBITDA is expected to grow organically within a range of 6.0% - 7.0% from fiscal 2018 Adjusted EBITDA of $383.0 million. This compares to the previously provided organic Adjusted EBITDA growth range of 6.0% to 8.0%.

The Company has not provided a reconciliation of Adjusted EBITDA outlook for fiscal 2019 to net income, the most directly comparable GAAP financial measure, because, without unreasonable efforts, it is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate Adjusted EBITDA, including, but not limited to, (a) transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) the net loss or gains on the sale of assets or associated with certain M&A, financing and other transactions, (d) other expenses that we do not believe are indicative of our ongoing operations, as well as (e) gains and losses related to foreign currency exchange rates. These adjustments are uncertain, depend on various factors that are beyond our control and could have a material impact on net income for fiscal 2019.

Conference Call Information:
A conference call to discuss the third quarter fiscal 2019 financial results is scheduled for today, November 12, 2019, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (866) 270-1533 or (412) 317-0797 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.
IAA, Inc. (NYSE:IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique multi-channel platform processes approximately 2.5 million total-loss, damaged and low-value vehicles annually. Headquartered near Chicago in Westchester, IL, IAA has over 3,600 talented employees and over 190 facilities throughout the US, Canada and the United Kingdom. IAA serves a global buyer base and a full spectrum of sellers, including insurers, dealerships, fleet lease, rental car companies, and charitable organizations. IAA offers customers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering customers the highest economic returns. Buyers have access to industry leading, innovative vehicle evaluation and bidding tools, enhancing the overall purchasing experience.

Forward-Looking Statements
Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding our ability to drive results and our financial outlook for full-year fiscal 2019. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include: the loss of one or more significant customers; our ability to meet or exceed customers’ expectations, as well as develop and implement information systems responsive to customer needs; significant current competition and the introduction of new competitors; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems and to implement and maintain measures to protect against cyberattacks; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements; business development activities, including acquisitions and integration of acquired businesses; fluctuations in consumer demand for and in the supply of damaged and total loss vehicles and the resulting impact on auction sales volumes; competitive pricing pressures; the ability of consumers to lease or finance the purchase of new and/or used vehicles; changes in the market value of vehicles auctioned, including changes in the actual cash value of damaged and total loss vehicles; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our information statement filed as Exhibit 99.1 to our Registration Statement on Form 10 filed with the SEC on June 13, 2019. Additional information regarding risks and uncertainties will also be contained in subsequent quarterly and annual reports we file with the SEC. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Note Regarding Non-GAAP Financial Information
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc.
Consolidated Statements of Income
(Amounts in Millions, Except Per Share)
(Unaudited)	Three Months Ended		Nine Months Ended
	Sept 29, 2019	Sept 30, 2018	Sept 29, 2019	Sept 30, 2018

Revenues	$357.3	$321.1	$1,080.9	$991.6

Operating expenses
Cost of services (exclusive of depreciation and amortization)	221.3	202.5	667.4	610.3
Selling, general and administrative	38.9	31.7	106.2	95.6
Depreciation and amortization	22.1	24.3	66.0	73.1
Total operating expenses	282.3	258.5	839.6	779.0
Operating profit	75.0	62.6	241.3	212.6
Interest expense	17.5	9.6	39.1	28.9
Other income, net	-	-	(0.1)	(0.8)
Income before income taxes	57.5	53.0	202.3	184.5
Income taxes	15.7	14.0	54.7	47.4
Net income	$41.8	$39.0	$147.6	$137.1

Net income per share
Basic	$0.31	$0.29	$1.11	$1.03
Diluted	$0.31	$0.29	$1.10	$1.02

IAA, Inc.
Consolidated Balance Sheets
(Amounts in Millions)
(Unaudited)
	Sept 29, 2019	Dec 30, 2018
Assets

Current Assets
Cash and cash equivalents	$49.8	$60.0
Trade receivables, net	298.8	311.0
Prepaid consigned vehicle charges	46.8	48.5
Other current assets	31.2	34.0
Total current assets	426.6	453.5

Other assets
Operating lease right-of-use assets, net	704.8	-
Goodwill	547.6	530.2
Customer relationships, net	55.6	74.8
Other intangible assets, net	87.4	86.1
Other assets	13.4	10.4
Total other assets	1,408.8	701.5
Property and equipment, net	244.5	345.2
Total assets	$2,079.9	$1,500.2

Liabilities and Stockholders' (Deficit) Equity

Current liabilities
Accounts payable	$76.8	$129.0
Short-term right-of-use operating lease liability	58.9	-
Accrued employee benefits and compensation expenses	29.5	29.6
Current maturities of long-term debt	8.0	456.6
Income taxes payable	1.6	2.2
Accrued interest	18.6	-
Other accrued expenses	51.5	53.6
Total current liabilities	244.9	671.0

Non-current liabilities
Long-term debt	1,267.7	-
Long-term right-of-use operating lease liability	681.3	-
Deferred income tax liabilities	63.2	63.1
Deferred rent	-	186.8
Other liabilities	9.7	16.1
Total non-current liabilities	2,021.9	266.0

Stockholders' (deficit) equity
Total stockholders' (deficit) equity	(186.9)	563.2
Total liabilities and stockholders' (deficit) equity	$2,079.9	$1,500.2

IAA, Inc.
Consolidated Statements of Cash Flows
(Amounts in Millions)
(Unaudited)
	Nine Months Ended
	Sept 29, 2019	Sept 30, 2018

Operating activities
Net income	$147.6	$137.1
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	66.0	73.1
Amortization of debt issuance costs	1.1	-
Non-cash right of use amortization	86.7	-
Stock-based compensation	3.2	2.8
Deferred rent	-	1.8
Provision for credit losses	2.0	2.1
Deferred income taxes	0.2	(2.2)
Gain on disposal of fixed assets	-	(0.5)
Changes in operating assets and liabilities
Operating lease payments	(94.5)	-
Trade receivables and other assets	11.5	20.9
Accounts payable and accrued expenses	25.8	6.7
Net cash provided by operating activities	249.6	241.8

Investing activities
Acquisition of business (net of cash acquired)	(16.8)	-
Purchases of property, equipment and computer software	(56.4)	(38.4)
Proceeds from the sale of property and equipment	0.1	0.5
Net cash used by investing activities	(73.1)	(37.9)

Financing activities
Proceeds from debt issuance	1,300.0	-
Dividend paid to KAR	(1,278.0)	-
Net cash transfers to Parent and affiliate	(117.7)	(176.2)
Issuance of common stock under stock plans	0.7	-
Tax withholding payments for vested RSUs	(0.1)	-
Deferred financing costs	(25.2)	-
Payments on finance leases	(10.9)	(12.5)
Net (decrease) increase in book overdrafts	(51.4)	5.8
Net cash used by financing activities	(182.6)	(182.9)
Effect of exchange rate changes on cash	(4.1)	(0.3)
Net (decrease) increase in cash and cash equivalents	(10.2)	20.7
Cash and cash equivalents at beginning of period	60.0	33.1
Cash and cash equivalents at end of period	$49.8	$53.8
Cash paid for interest	$0.3	$0.8
Cash paid for taxes, net of refunds	$57.7	$49.4

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: Organic revenue growth, Adjusted net income and Adjusted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), free cash flow, and leverage ratio (defined as Net Debt divided by LTM Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) non-cash adjustments to certain revenue agreements, (b) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (c) the impact of currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.
  Adjusted net income and Adjusted earnings per share (“Adjusted EPS") are non-GAAP financial measures calculated as net income further adjusted for items that are not representative of ongoing operations including, but not limited to, (a) one time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) the net loss or gains on the sale of assets or associated with certain M&A, financing and other transactions, (d) other expenses that we do not believe are indicative of our ongoing operations; as well as (e) gains and losses related to foreign currency exchange rates, (f) the amortization of acquired intangible assets, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods. We have made changes to our calculation of these non-GAAP measures compared to what was previously reported for IAA by KAR Auction Services, including in the Form 10. For Adjusted net income and Adjusted earnings per share, we no longer adjust for stock compensation expense and deferred rent, but adjust for the amortization of acquired intangible assets and will continue to adjust for the other items defined above and noted in our reconciliation. We have conformed all prior period amounts to this new presentation.
  Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA") is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that are not representative of ongoing operations including, but not limited to, (a) one time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) the net loss or gains on the sale of assets or associated with certain M&A, financing and other transactions, (d) other expenses that we do not believe are indicative of our ongoing operations, as well as (e) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) non-cash adjustments to certain revenue agreements, (b) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (c) the impact of currency movements. We believe that these measures provide useful information regarding our operational performance because it enhances an investor’s overall understanding of our core financial performance and helps investors compare our performance to prior and future periods. We have made changes to our calculation of Adjusted EBITDA compared to what was previously reported for IAA by KAR Auction Services, including in the Form 10. For Adjusted EBITDA, we no longer adjust for stock compensation expense and deferred rent, but continue to adjust for the other items defined above and noted in our reconciliation. We have conformed all prior period amounts to this new presentation.
  Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property and equipment. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.
  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

Reconciliation of Organic Revenue Growth

	Three Months Ended	Nine Months Ended
	Sept 29, 2019 vs.	Sept 29, 2019 vs.
	Three Months Ended	Nine Months Ended
	Sept 30, 2018	Sept 30, 2018

Revenue Growth	11.3%	9.0%

Less:
Revenue agreement adjustment	-1.1%	-0.4%
DDI acquisition revenue	-0.6%	-0.2%
Foreign currency impact	0.2%	0.5%

Organic Revenue Growth	9.8%	8.9%
IAA, Inc.
Reconciliation of Adjusted Net Income
(Amounts in Millions, Except Per Share)
	Three Months Ended		Nine Months Ended
	Sept 29, 2019	Sept 30, 2018	Sept 29, 2019	Sept 30, 2018

Net Income	$41.8	$39.0	$147.6	$137.1

Add back non-GAAP adjustments
Spinoff costs	0.8	0.9	3.3	1.9
Retention \ severance	1.1	0.0	1.5	0.1
Loss (gain) on sale of assets	0.0	(0.1)	(0.0)	(0.4)
Acquisition costs	0.1	0.0	0.2	0.0
One-time flood insurance reimbursement	0.0	0.0	0.0	(0.7)
Non-operating foreign exchange loss (gain)	(0.1)	(0.0)	(0.1)	(0.0)
Amortization of acquired intangible assets	6.5	6.6	19.6	19.8
Non-GAAP adjustments to income before income taxes	8.5	7.3	24.5	20.6

Income tax impact of Non-GAAP adjustments to income before taxes	(2.3)	(1.9)	(6.6)	(5.3)

Discrete tax items	(0.4)	0.0	1.1	0.0

Non-GAAP adjustments to net income	5.8	5.4	19.0	15.3

Adjusted net income	$47.6	$44.4	$166.6	$152.3

GAAP diluted EPS	$0.31	$0.29	$1.10	$1.02
EPS impact of Non-GAAP Adjustments	0.04	0.04	0.14	$0.11
Adjusted diluted EPS	$0.35	$0.33	$1.24	$1.13

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconcilation of Adjusted EBITDA and Organic Adjusted EBITDA
(Amounts in Millions)
	Three Months Ended		Nine Months Ended
	Sept 29, 2019	Sept 30, 2018	Sept 29, 2019	Sept 30, 2018

Net income	$41.8	$39.0	$147.6	$137.1
Add: income taxes	15.7	14.0	54.7	47.4
Add: interest expense, net	17.5	9.6	39.1	28.9
Add: depreciation & amortization	22.1	24.3	66.0	73.1
EBITDA	$97.1	$86.9	$307.4	$286.5
Add back non-GAAP adjustments
Spinoff costs	0.8	0.9	3.3	1.9
Retention \ severance	1.1	0.0	1.5	0.1
Loss (gain) on sale of assets	0.0	(0.1)	(0.0)	(0.4)
Acquisition costs	0.1	0.0	0.2	0.0
One-time flood insurance reimbursement	0.0	0.0	0.0	(0.7)
Non-operating foreign exchange loss (gain)	(0.1)	(0.0)	(0.1)	(0.0)
Adjusted EBITDA	$99.1	$87.6	$312.3	$287.3
Non-cash adjustment for certain revenue agreements	(3.6)	0.0	(3.6)	0.0
Currency movements	0.1	0.0	1.0	0.0
DDI EBITDA	0.4	0.0	0.4	0.0
Organic Adjusted EBITDA	$96.0	$87.6	$310.1	$287.3

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted LTM EBITDA
(Amounts in millions)
	Quarter Ended				LTM Ended
	12/30/18	3/31/19	6/30/19	9/29/19	9/29/19

Net income	$46.5	$54.5	$51.3	$41.8	$194.1
Add: income taxes	15.2	19.1	19.9	15.7	69.9
Add: interest expense	9.7	9.7	11.9	17.5	48.7
Add: depreciation & amortization	24.3	21.8	22.1	22.1	90.3
EBITDA	$95.7	$105.1	$105.1	$97.1	$403.1
Add back non-GAAP adjustments
Spinoff costs	0.1	0.6	1.9	0.8	3.4
Retention \ severance	0.0	0.1	0.2	1.1	1.5
Loss (gain) on sale of assets	(0.3)	(0.0)	(0.0)	0.0	(0.3)
Acquisition costs	0.0	0.0	0.1	0.1	0.2
One-time flood insurance reimbursement	0.0	0.0	0.0	0.0	0.0
Non-operating foreign exchange loss (gain)	0.2	0.0	(0.1)	(0.1)	0.1
Adjusted EBITDA	$95.8	$105.9	$107.3	$99.1	$408.0

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconcilation of Net Debt
(Amounts in Millions)
September 29,
2019
(Unaudited)

Term Loan	$800.0
Senior Notes	500.0
Capital Leases	18.1
Total Debt	1,318.1
Less: Cash	(49.8)
Net Debt	$1,268.3
IAA, Inc.
Reconciliation of Free Cash Flow
(Amounts in Millions)
	Three Months Ended		Nine Months Ended
	Sept 29, 2019	Sept 30, 2018	Sept 29, 2019	Sept 30, 2018

Net cash provided by operating activities	$89.9	$76.8	$249.6	$241.8

Less: Purchases of property, equipment and computer software	(18.9)	(9.7)	(56.4)	(38.4)

Free cash flow	$71.0	$67.1	$193.2	$203.4

Contacts

Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com | (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
investors@iaai.com | (203) 682-8200